UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2008
FISHER COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22439	91-0222175

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fourth Avenue, N., Suite 510, Seattle, Washington (Address of Principal Executive Offices)	98109 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (206) 404-7000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On April 1, 2008, S. Mae Fujita Numata, resigned from her position as Senior Vice President, Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc. (the “Company”), effective as of April 1, 2008. In addition, to being the Company’s Chief Financial Officer, Ms. Numata was the Company’s Principal Accounting Officer.
     (c) Joseph L. Lovejoy has been named Acting Chief Financial Officer effective as of April 2, 2008. Mr. Lovejoy, age 39, has been a Sr. Vice President of the Company since December 2006, responsible for strategic planning, financial analysis and business development. Prior to that, he held several positions at Fisher including Senior Vice President Media Operations and Vice President 100+ Group. From April 2004 to January 2006, he was the Company’s Director of Financial Planning and Analysis. Mr. Lovejoy was a Vice President at Duff & Phelps LLC from 2001 to 2004. Mr. Lovejoy worked in the financial advisory services practice of PricewaterhouseCoopers LLP from 1997 to 2001.
     There was no arrangement or understanding between Mr. Lovejoy and any other persons pursuant to which Mr. Lovejoy was selected as Acting Chief Financial Officer, and there are no related person transactions between Mr. Lovejoy and the Company that would be required to be reported under Section 404(a) of Regulation S-K.
     In connection with Mr. Lovejoy’s appointment as Acting Chief Financial Officer the Compensation Committee of the Company’s Board of Directors approved a base salary increase of $5,000 per month for the period that Mr. Lovejoy serves in such capacity.
     On April 2, 2008, the Company issued a press release announcing Ms. Numata’s resignation and the appointment of Mr. Lovejoy. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

99.1	Press release, dated April 2, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.
Dated: April 7, 2008	By:	/s/ Jodi A. Colligan
Jodi A. Colligan
Vice President Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated April 2, 2008.